Exhibit 99.1

LONE STAR TECHNOLOGIES, INC.	NEWS RELEASE
CONTACT: CHARLES J. KESZLER
(972) 770-6495
Fax: (972) 770-6411

LONE STAR TECHNOLOGIES REPORTS FIRST QUARTER 2006 EARNINGS

Dallas, TX, April 25, 2006 – Lone Star Technologies, Inc. (“Lone Star”) (NYSE: LSS) today reported record quarterly pretax income of $65.1 million for the first quarter of 2006. This compared to pretax income for the first quarter of 2005 of $40.6 million and the fourth quarter of 2005 of $60.1 million, an increase of 60% and 8%, respectively. Lone Star also reported quarterly net income of $41.3 million, or $1.33 per diluted share for the first quarter of 2006. This compared to net income for the first quarter of 2005 of $38.9 million, or $1.30 per diluted share, and the fourth quarter of 2005 of $70.9 million, or $2.28 per diluted share. The decrease in the company’s first quarter net income compared to the fourth quarter of 2005 was attributable to an income tax expense of $23.8 million in the first quarter of 2006 versus an income tax benefit of $10.8 million that the company recorded in the fourth quarter of 2005. The Company’s effective tax rate for the first quarter of 2006 was 36.6% because it recognized the benefit of substantially all of its remaining tax net operating loss carry-forwards in the fourth quarter of 2005.

Total revenues were up 4% to $350.9 million in the first quarter of 2006 from the fourth quarter of 2005. Oilfield revenues increased 8% from the fourth quarter of 2005 to $285.1 million on a 13% increase in shipment volumes partially offset by a 4% decline in average selling prices. Shipment volumes grew as the number of active drilling rigs rose 7% from 1,471 at the end of 2005 to 1,576 at the end of the first quarter. Average selling prices decreased in part due to increased sales of lower priced carbon-grade OCTG which comprised 32% of total OCTG revenues in the first quarter of 2006 compared to 26% in the fourth quarter of 2005.

First quarter 2006 revenues from specialty tubing were down 3% from the fourth quarter of 2005 to $43.6 million on 7% lower average selling prices and 4% increased shipment volumes. The decrease in average selling prices resulted in part from a lower sales mix of higher priced engineered heat recovery economizers. Revenues from flat rolled steel and other products declined by 25% to $22.2 million on reduced volumes and flat average selling prices compared to the fourth quarter of 2005.

Lone Star’s balance of cash and marketable securities at the end of the first quarter of 2006 was $356.1 million. In addition, $115 million of Lone Star’s $125 million revolving credit facility remains available. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $72.8 million in the first quarter of 2006. A reconciliation of EBITDA to cash flows from operating activities is provided in the last table of this press release. EBITDA is a non-GAAP liquidity measure commonly used by oilfield service and supply companies.

Rhys J. Best, Lone Star’s Chairman and Chief Executive Officer, stated, “Our first quarter performance reflects the continued strength in demand we are experiencing for our premium oilfield products. Given industry projections of continued expansion in unconventional land-based gas drilling as well as expected improvement in Gulf of Mexico activity in the second half of the year, we anticipate that strong customer demand for our key products will continue. Lone Star’s unparalleled product sourcing flexibility combined with our broad product range and strategic manufacturing alliances will allow us to respond with speed and efficiency to meet the evolving needs of our customers.”

Lone Star Technologies, Inc.’s principal operating subsidiaries manufacture, market and provide custom services related to oilfield casing, tubing, couplings, and line pipe, specialty tubing products used in a variety of applications, and flat rolled steel and other tubular products.

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

LONE STAR TECHNOLOGIES, INC.

CONSOLIDATED INCOME STATEMENTS

(Unaudited; $ and shares in millions, except per share data)

	For the Quarter Ended March 31,
	2006	2005
Net revenues	$350.9	$297.8
Cost of goods sold	(270.1)	(242.5)
Gross profit	80.8	55.3
Selling, general and administrative expenses	(15.6)	(11.3)
Operating income	65.2	44.0
Interest income	3.0	0.9
Interest expense	(3.7)	(4.1)
Other income (expense), net	0.6	(0.2)
Income before income tax	65.1	40.6
Income tax expense	(23.8)	(1.7)
Net income	$41.3	$38.9
Depreciation & amortization	7.0	6.9
Net cash provided by operating activities	105.7	22.1
EBITDA	72.8	50.7
Per common share - basic
Net income available to common shareholders	$1.36	$1.32
Per common share - diluted
Net income available to common shareholders	$1.33	$1.30
Weighted average shares outstanding
Basic	30.4	29.4
Diluted	31.1	30.0

	(Unaudited; $ in millions)
	For the Quarter Ended March 31,
	2006		2005
Revenues by Segment	$	%	$	%

Oilfield products	285.1	81	221.4	74
Specialty tubing products	43.6	13	52.8	18
Flat rolled steel and other products	22.2	6	23.6	8
Consolidated net revenues	350.9	100	297.8	100

	(in tons)
	For the Quarter Ended March 31,
Shipments by Segment	2006	%	2005	%

Oilfield products	187,000	74	157,800	71
Specialty tubing products	24,000	10	29,200	13
Flat rolled steel and other products	40,200	16	35,300	16
Total shipments	251,200	100	222,300	100

Reconciliation of EBITDA to Cash Flows from Operations:

	(Unaudited; $ in millions)
	For the Quarter Ended March 31,
	2006	2005
Net cash provided by operating activities	$105.7	$22.1
Non-cash charge for stock compensation	(1.9)	(0.6)
Net loss on asset disposals and impairments	—	(0.3)
Changes in working capital	(45.2)	26.0
Other balance sheet changes	(10.3)	(1.4)
Interest expense, net	0.7	3.2
Income tax expense	23.8	1.7
EBITDA	$72.8	$50.7